EX-34.1
(logo) PRICEWATERHOUSECOOPERS

PicewaterhouseCoopers LLP
254 Munoz Rivera Avenue
BBVA Tower, 9th Floor
Hato Rey, PR 00918
Telephone (787) 754-9090
Facsimile (787) 766-1094



Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Banco Popular de Puerto Rico

We have examined management's assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that Banco Popular de Puerto Rico complied with the servicing criteria set forth in
Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the transaction agreements included in Appendix B First Lien Residential Mortgage Loans (the Platform), as of December 31, 2007 and for the year then ended, excluding criteria 1122(d)(1)(iii), 1122(d)(4)(ix), 1122(d)(4)(x)(B) and
1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Appendix B to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the First Lien Residential Mortgage Loans is fairly stated, in all material respects.



/s/ PricewaterhouseCoopers LLP


March 5, 2008



CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2010 Stamp 2287609 of the P.R. Society of Certified Public Accountants has been affixed to the fife copy of this report.